Exhibit 10.8

September 1, 2017 (Revised)

James Harrington

[ADDRESS]

[ADDRESS]

Dear Jim:

As you know, Delphi is currently contemplating a spin-off of its Powertrain Systems business (the “Spin-Off”) into a new, separately traded entity (“SpinCo”). In anticipation of the Spin-Off, and on behalf of Delphi, I am pleased to extend this offer of employment to you, as further described in this letter agreement and any related documentation (this “Offer”). Under the terms of this Offer, you will be hired as an employee of Delphi and at the time of the Spin-Off, you will transition employment to SpinCo where you will serve as its Senior Vice President and General Counsel. At SpinCo, you will be based in London and will report directly to Liam Butterworth, currently President, Powertrain/DPSS, who is expected to be appointed President & Chief Executive Officer of SpinCo in connection with the Spin-Off. I am providing you with this Offer to confirm your compensation details and to provide further background on the applicable Delphi plans and programs. Please note that we expect the SpinCo plans and programs to be substantially similar to Delphi plans and programs currently in place.

The following provides a summary of your compensation details regarding this Offer:

Base Salary: Your initial base salary is at an annual rate of $575,000, which shall be paid in installments in accordance with Delphi’s normal payroll practices. Your base salary will be reviewed from time to time in accordance with normal employer practice.

Target Annual Incentive: Prior to the Spin-Off, you are eligible for an annual incentive plan award. Your target annual incentive compensation for 2017 will be 80% of your base salary ($460,000 at target payout), prorated for the number of months you work during the current year, and paid out at the higher of target payout or actual performance based on business results. The target has the potential to pay out in a range of 0 – 200% depending on applicable performance. The actual amount you may receive, if any, is adjusted based on business performance against the annual plan metrics and your individual performance. Such award, if earned, shall be paid by March 15, 2018. In connection with the Spin-Off, it is anticipated that outstanding Delphi annual incentive awards will be equitably adjusted to reflect the Spin-Off in a manner determined by the Compensation and Human Resources Committee of Delphi Automotive PLC. Following the Spin-Off, you will be eligible to participate in an annual incentive plan for SpinCo executives at no less than your current target percentage.

Long-Term Incentive: Detailed information about your participation in the SpinCo Long-Term Incentive (“LTI”) Plan is found in Attachment A.

Additional Sign-On Payments: In lieu of the annual incentive payout you will forfeit when departing from your current employer, you will receive a cash payment in the amount equal to the target amount forfeited, prorated to the date of your termination from that employer. The payment will be made at the same time that Delphi’s annual incentive payment is made (no later than March 15, 2018).

As an additional cash hiring incentive, you will be provided with a one-time cash payment of $275,000 payable one year from your hire date.

As an additional equity-based hiring incentive, Delphi will provide certain considerations, outlined in the LTI section of Attachment A.

September 1, 2017 (Revised)

James Harrington

Receipt of the cash payments outlined in this section is contingent on you signing an agreement indicating that you will repay the sign-on payments if you voluntarily resign your employment within 24 months of your date of hire. This provision applies to both your service at Delphi prior to the Spin-Off and with SpinCo following the Spin-Off.

As you would expect, all compensation and payments referred to in this Offer will be subject to applicable tax withholding.

Benefits: In addition to the compensation elements described above, prior to the Spin-Off, you are also eligible for Delphi’s benefits package. Currently, this benefit package includes Salaried Retirement Savings Plan (401(k)) participation, health care, and life and disability insurance plan participation. For additional details, please review the document “A Brief Look: Executives Employees” included with this Offer. Also, specifically regarding vacation, you will be eligible for 20 vacation days per year. In addition, you will be eligible for 5 designated time off (“DTO”) days per year. Following the Spin-Off, you will be eligible to participate in SpinCo’s benefits package, which is expected to be substantially similar to the Delphi benefits package.

Special Circumstance Benefits: If a “Special Circumstance” occurs, you may be entitled to receive certain payments and benefits. More detailed information about these payments and benefits is found in Attachment A.

In accordance with Delphi policy and contingent on your acceptance of this Offer, a background verification process will be conducted. You are also responsible for completing a pre-employment drug screen. Your employment is contingent upon the results of the background verification and drug screen. We will work with you to find a convenient drug screening site near your home.

As a condition of employment, you will be required to sign a confidentiality and non-interference agreement, attached as Attachment B.

In your role with SpinCo, you will be covered under an expatriate assignment letter, a draft copy of which is included here as Attachment C.

Employment is also contingent upon your current and continued eligibility to work in the U.S. To comply with government regulations, unexpired identification documents must be presented on your first day of work to verify that you are authorized to work in the U.S.

If you have any questions, please contact me at [EMAIL] or on my mobile: [PHONE NUMBER].

To accept this Offer, please sign and complete the info in the appropriate box below and send to me at the email address listed above.

On behalf of our entire senior leadership team, we look forward to you joining our team.

Sincerely,

/s/ Susan M. Suver

Susan M. Suver

Senior Vice President & Chief Human Resources Officer

Enclosures

September 1, 2017 (Revised)

James Harrington

By signing below I am indicating my acceptance of this employment offer and acknowledgment of its contents. I understand that Delphi, its subsidiaries and affiliates (including SpinCo) may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time and that SpinCo may adopt benefit, plans, policies or programs that differ from those of Delphi. I further acknowledge and understand that my employment will be considered “at will,” subject to applicable law, and subject to termination at any time, or for any reason.

ACCEPTANCE /s/ James Harrington 9/13/17 Signature of James Harrington Start Date (if known): 10/2/17 [EMAIL] Email Address

Attachment A

September 1, 2017 (Revised)

James Harrington

[ADDRESS]

[ADDRESS]

Dear Jim:

In connection with the proposed spin-off of the Powertrain Systems business from Delphi (“Spin-Off”) into a new, separately traded entity (“SpinCo”), we intend to recommend to the Compensation and Human Resources Committee (the “Committee”) of the Board of Directors of SpinCo (the “Company”) that you receive, subject to Committee approval, a grant of long-term incentive equity awards comprised of service-based Restricted Stock Units (“RSUs”) and performance-based RSUs (“PRSUs”, as discussed below), which shall vest and be settled (assuming your continued employment) as described below. These equity awards will be subject to the terms and conditions of the SpinCo Long-Term Incentive Plan (the “Plan”) and the applicable award agreements, which we anticipate will be substantially similar to the Delphi Automotive PLC Long-Term Incentive Plan and award agreements thereunder. The Company reserves the right to suspend, modify, cancel or terminate its stock program at any time without compensation to you or any other of the participating employees, unless otherwise provided in the applicable award agreement or Plan.

Long-Term Incentive: Your annual long-term incentive target will be $1,200,000. Your first annual equity award will be made in 2018, the granting of which is anticipated to be in February. However, due to the timing of the Spin-Off, timing of granting annual awards may be adjusted. Should the Spin-Off not conclude by April 30, 2018, you will receive your annual award in Delphi shares during the Delphi annual grant process, which is typically done in February. The number of shares you receive will be based on the on the ten-day average closing stock price prior to (but not including) the date of grant. Twenty-five percent (25%) of these awards will be time-based RSUs, which generally vest ratably over three years beginning on the one-year anniversary of the date of grant. The remaining seventy-five percent (75%) of these awards will be PRSUs tied to the Company’s performance against applicable metrics (Delphi metrics are currently Average Return on Net Assets (“RONA”), Cumulative Net Income (“CNI”) and Relative Total Shareholder Return (“RTSR”), each as defined for purposes of the long-term incentive equity award). The PRSUs generally vest at the end of a three-year performance period, and are settled as soon as possible following confirmation of performance against the applicable metrics, but in no event later than March 15 of the year following the year in which the PRSUs vest.

If you are granted a Delphi equity award prior to the Spin-Off, it is anticipated that unvested equity awards generally will be equitably adjusted to reflect the Spin-Off in a manner determined by the Committee, and that this equitable adjustment will include the conversion or adjustment of your unvested Delphi long-term incentive equity awards into corresponding SpinCo awards, subject to substantially similar terms and preserving to the extent practicable the intrinsic value of the awards immediately before and after the Spin-Off.

Additional LTI Grant: As an incentive for you to join Delphi, Delphi will provide you with a PRSU grant for the 2017-2019 performance period valued at $1,125,000, to be granted in October 2017 and contingent on a hire date no later than October 2, 2017. Subject to the terms as determined by the Committee, this award shall vest 100% on December 31, 2019, and shall be settled no later than March 15, 2020. The final payout shall be based on the Company’s performance against all applicable metrics as described above.

You acknowledge that if the Company grants RSUs and/or PRSUs to you, your participation in the stock program of the Company will be voluntary and that the benefits under the RSU and/or PRSU program will not be part of your offer letter, your salary or other remuneration for any purposes, including for purposes of computing payment during any notice period, payment in lieu of notice, severance pay or other termination compensation or indemnity (if any).

Attachment A

Should you receive RSUs and/or PRSUs, you will be responsible for complying with any applicable legal requirements in connection with your participation in the stock plan and for any taxes arising from the grant or vesting of your RSUs and/or PRSUs, the sale of any ordinary shares or the receipt of any dividends (if any), regardless of any tax withholding and/or reporting obligation of the Company or your employer, and you agree to seek advice from your personal tax and/or legal advisor at your own expense regarding the tax and legal implications of any award granted to you.

Special Circumstance Benefits: If a “Special Circumstance” occurs, you will receive a severance benefit equal to 18 months (the “Severance Period”) of your base salary, paid in semi-monthly installments (the “Special Benefit”). The Special Benefit will cease to be paid if you are employed by an entity other than Delphi and its subsidiaries and affiliates or SpinCo and its subsidiaries and affiliates prior to the end of the Severance Period. In addition, if you timely elect COBRA coverage, you will receive a subsidized COBRA benefit for the duration of the Severance Period, whereby your COBRA premium will be equal to the health care premium you paid as an active employee. The subsidized COBRA benefit will also cease if you become eligible for other health care coverage prior to the end of the Severance Period. You may continue COBRA coverage at your personal expense for the remainder of the eligible period (18 months from separation).

For purposes of this letter, “Special Circumstance” means the occurrence of either of the following, plus termination of your employment with Delphi or SpinCo or their subsidiaries and affiliates by Delphi or SpinCo (or such applicable subsidiary or affiliate) without cause or for Good Reason (as defined in the Delphi Automotive PLC Executive Severance Plan) within one year of the occurrence of either of the following:

1.	SpinCo (or Delphi’s Powertrain Systems business) is sold to a third-party prior to the effective time of the Spin-Off; or

2.	The Spin-Off does not occur on or before December 31, 2018.

The receipt of the Special Benefit will be subject to your execution, no later than 45 days following such applicable termination of employment, of a general release of claims in favor of Delphi and its subsidiaries and affiliates, and, if applicable, SpinCo and its subsidiaries and affiliates (in such form as may reasonably be presented to you), and you not timely revoking such release. In general, the Special Benefit will be paid to you at the same time and in the same form of payment as required under the Delphi Automotive PLC Executive Severance Plan, effective February 1, 2017, or otherwise as required under applicable tax law including Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). Each payment that comprises the Special Benefit will be considered a separate payment and not one of a series of payments for purposes of Section 409A. You hereby agree and acknowledge that Delphi, SpinCo and their subsidiaries and affiliates may assign any of their obligations regarding the Special Benefit to SpinCo and/or its subsidiaries and affiliates in connection with the Spin-Off.

If a Special Circumstance occurs, Delphi will provide you with the value of your annual long-term incentive target ($1,200,000) plus the value of the additional LTI grant ($1,125,000) in cash (less the value of any shares that may vest on a prorata basis, valued at target on the termination date), plus the $275,000 one-time cash incentive in the event you have not yet reached one year of employment, paid in a lump sum within 30 days of your termination.

SpinCo Change in Control: It is currently anticipated that, immediately after the Spin-Off, SpinCo will adopt for its executive officers a double-trigger change in control severance program (“SpinCo CIC Severance Program”) substantially similar to the current Delphi program. If you are designated as a participant in the SpinCo CIC

Attachment A

Severance Program, we currently anticipate that, after the Spin-Off, you may be entitled to receive certain severance benefits from SpinCo in the case of (1) a SpinCo change in control occurring after the completion of the Spin-Off and (2) a qualifying termination of your employment with SpinCo or its subsidiaries and affiliates, Those severance benefits are: cash severance equal to two times your annual base salary plus target annual incentive award opportunity, plus a benefits continuation payment equal to 24 months of COBRA premiums (the “SpinCo CIC Severance Benefits”). Cash severance and benefits continuation are expected to be paid in a lump sum amount no later than 90 days following separation, subject to compliance with applicable tax requirements. All SpinCo CIC Severance Benefits will be provided under the applicable SpinCo CIC Severance Program documents and requirements, and will be subject to compliance with such documents and requirements and all other applicable legal and tax requirements.

The terms of this letter shall be governed by the laws of the State of Michigan, without application of the conflicts of law principles thereof. Delphi, its subsidiaries and affiliates (including SpinCo) may amend, modify or terminate any of its incentive, severance, retirement, insurance, or other benefit plans, policies or programs at any time, and SpinCo may adopt benefit, plans, policies or programs that differ from those of Delphi.

*                    *                     *

The terms of this letter are strictly confidential. Should you have any questions in respect of the content of this letter, please do not hesitate to contact Susan M. Suver, Senior Vice President & Chief Human Resources Officer, at [EMAIL] or [PHONE NUMBER].

By:

/s/ Susan M. Suver
Susan M. Suver
Senior Vice President & Chief Human Resources Officer

By signing this letter agreement, you declare that you have read and understand the terms and conditions of this letter agreement and agree to such terms and conditions.

/s/ James Harrington
Signature of James Harrington

Date:	September 13, 2017

Attachment C

CONFIDENTIAL PROPRIETARY

DATE:
ASSIGNMENT:	Senior Vice President and General Counsel, SpinCo
NAME:	James Harrington

Dear Jim:

This is a letter setting forth the guidelines concerning your position as Senior Vice President and General Counsel for SpinCo in London, hereinafter referred to as “the Company.” Your point of origin in the U.S. for policy purposes is           . The effective date of your expatriate assignment has been tentatively set for           . However, the actual effective date will not occur until you have received all of the necessary work permits needed for the host location. You acknowledge that this assignment is currently expected to continue for approximately            years. However, the Company specifically reserves the right to terminate this assignment at any time prior to the expiration of the period specified above. Your duties and responsibilities are to be performed as previously discussed with Liam Butterworth, to whom you will report.

COMPENSATION

While on assignment, you will continue to receive your annual compensation in your home country currency, which will be directly deposited into your bank account on record. In addition, you may choose to have a portion of your net pay deposited in your host country bank in local currency.

TAX EQUALIZATION

While on your expatriate assignment, you will be subject to the provisions of the tax equalization policy. You will also be notified and subject to revisions of the policy that may be issued during your assignment. The tax equalization policy is designed to assure that you do not incur additional tax liability as a result of the assignment in excess of the tax liability you would have incurred had you remained in your home country. During the course of your assignment a hypothetical tax will be computed and withheld from your monthly salary, which is an approximation of your annual tax liability on your base income had you remained in your home country.

If you receive any commissions, bonuses, or incentives in addition to salary, they are also subject to hypothetical tax. The final hypothetical tax will be calculated by an accounting program as your tax return is finalized each year, which determines your final actual income tax obligation for the year. Delphi will be responsible for home and/or host country taxes greater than the final hypothetical tax, which was incurred as a result of your expatriate assignment. The settlement of taxes is subject to final review of any taxes paid on behalf of an expatriate or advances provided to an expatriate as part of a tax settlement. However, because the Company is undertaking the obligation to pay your taxes in excess of your tax obligation under its tax equalization policy, the amount of any host country tax refunds received by you and final hypothetical tax settlement due from you must be paid to the Company.

1

Attachment C

The Company will also provide, at no cost to you, the service of a tax accounting firm to prepare your home and/or host country tax returns. Pre-departure and post-arrival orientations with the Delphi tax provider on Tax Equalization Policies and Procedures will be arranged for you at a convenient location.

HOST COUNTRY AUTOMOBILE

Delphi may provide assistance in the form of an allowance, direct auto purchase or direct auto lease, depending on host location practice. Contact your host global mobility manager for details.

BENEFITS

Delphi will apply all provisions of the Company and the home country government benefits to you. Your base salary will be used as the compensation base in determining your eligibility coverage and contributions to the Company benefit plans. The Company accepts the responsibility to honor all liability for injuries that you incur offshore where existing benefit coverage is voided due to a war risk exclusion. You will be provided coverage under this paragraph only for those benefits, which you have been eligible to receive, had you remained in your home country.

HEALTH CARE

Based on your home / host country combination, you and your eligible dependents will be enrolled in CIGNA International Health Care Plan (IHCP) during your expatriate assignment.

HOLIDAYS & VACATION

You will observe only the holidays normally observed by business and industry at the assignment location. Delphi’s domestic vacation policy will apply to you except when the local law requires more vacation than what you would qualify under the domestic policy. If such a case exists, you will then be eligible for additional vacation required under local law.

REPATRIATION & EARLY REPATRIATION

Your repatriation will be effective upon the conclusion of your assignment for whatever reasons in accordance with Company policy. This policy, along with the local applicable rules, regarding termination, reflects the Company’s acceptance of an obligation to return you, and your belongings, to your home country under virtually all circumstances. They also describe the Company’s commitment and program to offer you, if you return to your assignment in your home country, a position consistent with the business needs of the Company taking into consideration factors such as your prior position with          , your base salary at repatriation, your professional growth, your performance level and your personal desires.

2

Attachment C

EXTENSION OF ASSIGNMENT

Should your assignment require extension, you will be so notified in a letter similar to this. Likewise, any secondary relocation will be subject to future negotiations.

TERMINATION

If you are terminated involuntarily during your expatriate assignment at Delphi’s initiation, except for dismissal due to violation of company legal and ethical policies, Delphi will pay economy class travel costs for you and your family and the costs to move your personal possessions back to your point of origin only. You will continue to be covered under the tax equalization policy described above, but all other expatriate-related benefits will cease upon your termination.

If your employment was voluntarily terminated and was initiated by you the expatriate, Delphi will not cover the travel costs for you and your family or the shipment of personal possessions back to the home country unless required by home or host country law. You will continue to be covered under the tax equalization policy described above, but all other expatriate-related benefits will cease upon your termination.

CODE OF CONDUCT

With regards to your general responsibilities, you should understand that your assignment does not entitle you to act as or be our agent for any purpose except that which has been communicated to you directly by your Management. In terms of both your business activities and personal endeavors, your conduct must be in accordance with Delphi’s Code of Conduct, a copy of which you should have signed. Any questions regarding interpretation of the Code of Conduct should be directed to the General Counsel of Delphi Automotive PLC, who is currently David Sherbin.

Your signature below indicates your acknowledgement of the above-stated guidelines, which will affect your expatriation to the U.K. and your return to your home country as herein provided. Please sign below and return the originals to your International Human Resources Management as soon as possible.

DATA CONSENT

I understand that my personal data may be transferred to a Delphi affiliate or to a third party for the purpose of the performance of my assignment contract and I hereby consent to such transfer. I also understand that Delphi will request such Delphi affiliates or third parties to comply with the applicable privacy rules to protect my personal data.

3

Attachment C

RIGHT TO AMEND, MODIFY, SUSPEND OR TERMINATE

Delphi reserves the right to amend, modify, suspend, increase, decrease or terminate any of its employee benefit plans or programs by action of the Board of Directors (Board) or other committee or individual expressly authorized by the Board to take such action. The benefits to which an employee is entitled are determined solely by the provisions of the applicable benefit plan or program. Absent an express delegation of authority from the Board of Directors, no one has the authority to commit the Corporation to any benefit or benefit provisions not provided for under the applicable benefit program, or to change the eligibility criteria or any other provisions of such program.

Employee (DATE)	International HRM (DATE)

4